                                                                    Exhibit 10.6


         THIS ASSIGNMENT OF PATENTS AGREEMENT, dated May 23,1997 (as the same may be supplemented, modified, amended and/or restated from time to time, this "Agreement"), is by and between (1) MikeCo, Inc., a New York corporation (the "Company"), whose offices are now located at 7710 Maltlage Drive, Liverpool, New York 13090, (2) Troy Laboratories, Inc., a New York corporation ("Troy") whose offices are now located at 7710 Maltlage Drive, Liverpool, New York 13090 and
(3) H. Edward Troy ("ETroy"), a shareholder of Troy and/or the Company.

         WHEREAS, the Company is principally engaged in the business of producing, marketing and distributing Natural Relief-1222, a patented medicinal product (NR-1222"), the composition and methods of use of which are covered by United States Patent No. 5,032,400 (the "Patent"). NR-1222 was developed and patented (as the named inventors) by ETroy and Jeffrey Weirsum, M.D., and the Patent was originally issued to Erie Laboratories, Inc., a Virginia corporation ("Erie"). NR-1222 is currently contemplated to be used to treat (or to be adapted for use in the treatment of) arthritis; acne, herpes, fungus, warts and athletes foot in human beings (among other applications);

         WHEREAS, by an assignment instrument, dated January 20, 1994, acknowledged January 29, 1994 and recorded in the United States Patent and Trademark Office on February 4, 1994 (the "Purported Assignment"), Erie assigned its rights to the Patent to ETroy and (jointly with ETroy) Patricia J. Fisher, Richard Aji and Edward G. Coyne (the "Patent Claimants"). In an action styled ERIE LABORATORIES, INC. AND H. EDWARD TROY V. PATRICIA J. FISHER, RICHARD AJI AND EDWARD G. COYNE pending in the Supreme Court of the State of New York, Onondaga County (Index No. 95-1497); plaintiffs Erie and ETroy are seeking to have the Purported Assignment declared null and void and to have Erie be declared the lawful owner of the Patent. The Patent Claimants (INTER ALIA) deny the ineffectiveness of the Purported Assignment and claim an equal right of ownership of the Patent with ETroy (the "Patent Claims"). Effective May 16, 1995, Erie merged with and into Troy, with Troy being the surviving corporation;

         WHEREAS, under that certain Marketing and Distribution Agreement, dated February 24, 1995 (as amended by that certain amendment instrument dated November 1, 1996 between the Company and Troy (the "First Amendment") and the Annex 1 executed by the Company and Troy (the "Second Amendment") to that certain letter agreement (captioned "Option Agreement"), dated 5 December 1996, as amended from Global Health Alternatives, Inc. addressed to the Company and
Troy) (such Marketing and Distribution Agreement, as amended by the First Amendment and the Second Amendment, the "Existing License"), Troy engaged the Company as Troy's exclusive agent to market and sell products under the Patent throughout the world for an indefinite period of time (such rights as are provided for under the Existing License, the "NR Marketing Rights");

         WHEREAS, by an assignment instrument, dated March 24, 1997, and recorded in the United States Patent and Trademark Office on May 22, 1997, ETroy assigned its rights to the Patent to Troy;

         WHEREAS, the Company desires to purchase from Troy, and Troy desires to sell to the Company, any and all of Troy's interest in, to and under the Patent and any and all patents to be obtained therefor;

         NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         1. ASSIGNMENT OF PATENTS. (a) On the Closing Date (as defined in
Section 6), Troy shall execute and deliver to the Company an Assignment of Patents in the form of Exhibit A hereto (the "Patent Assignment") and thereby (among other things) sell, transfer, grant, convey, assign and set over to the Company, and its successors and assigns forever, and the Company shall purchase and receive from Troy, free and clear of any and all liens, security interests, mortgages, pledges, covenants, easements, encumbrances, defects in title, agreements and claims and rights of third parties ("Liens") (other than the Patent Claims and the rights of Troy and ETroy under Sections 2 and 3), all of the right, title and interest of Troy in, to and under the Patent, the names "Natural Relief-1222" and "NR-l 222", all goodwill associated therewith and all other NR Ownership Rights (as hereinafter defined), all as the same shall exist on the Closing Date (the foregoing being hereinafter sometimes collectively referred to as the "Patent Rights").

                  (b) For purposes of this Agreement, the term "NR Ownership Rights" means any and all Intellectual Property Rights (as hereinafter defined) (including full rights to manufacture, market, distribute, sell and otherwise exploit) in, to and under (i) the Patent, (ii) NR-1222 and all other products under the Patent, (iii) all products that may be directly or indirectly derivative of NR- 1222 and/or the Patent (the products described in the foregoing clauses (ii) and (iii), the "NR Products") and (iv) all know-how that may be incorporated, embodied, employed, used and/or exploited in (or in the preparation or production of) any NR Products (collectively, the "NR Ownership Rights") and the term "Intellectual Property Rights" means all registered and unregistered patents, patent applications, trade names, service marks, trademarks, trademark applications, copyrights, copyright applications, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae and all other proprietary, technical and other information, know-how and intellectual property rights, whether patentable or unpatentable, owned, licensed or used by Troy and all goodwill of Troy associated with any of the foregoing.

        2. CONSIDERATION. (a) In consideration of Troy's sale of the Patent Rights to the Company, the Company shall pay to Troy and ETroy royalties and minimum royalties on all sales of a topical analgesic containing shark oil, garlic oil, almond oil and soybean oil, the use of which is covered by a claim of U.S. Patent No. 5,032,400, as follows:

--------------- ----------------------------------------- ---------------------------------------
     365-day                Royalty to ETroy                            Royalty to Troy
      period
    after the
     Closing
       Date     ----------------- ----------------------- ------------------ --------------------
                    Per Ounce       Minimum for Period        Per Ounce       Minimum for Period
--------------- ----------------- ----------------------- ------------------ --------------------
      First           $.25               $187,000               $.50               $ 500,000
--------------- ----------------- ----------------------- ------------------ --------------------
      Second          $.25               $312,000               $.50               $ 625,000
--------------- ----------------- ----------------------- ------------------ --------------------
      Third           $.25               $500,000               $.50               $1,000,000
--------------- ----------------- ----------------------- ------------------ --------------------
      Fourth          $.25               $750,000               $.50               $1,500,000
--------------- ----------------- ----------------------- ------------------ --------------------
    Thereafter        $.25               $750,000               $.50               $1,500,000
--------------- ----------------- ----------------------- ------------------ --------------------

        (b) The minimum royalties to ETroy shall be payable monthly in arrears on the 7th day following the end of each month and shall be applied against the per ounce royalties to ETroy which shall be payable quarterly in arrears on the 30th day following the end of each quarter. The minimum royalties to Troy shall be payable quarterly in arrears on the 7th day following the end of each quarter and shall be applied against the per ounce royalties to Troy which shall be payable quarterly in arrears on the 30th day following the end of each quarter. In the event any dispute arises as to whom royalties should be paid, the Company may pay the royalties to an escrow account, and such payment shall be deemed as due payment of the royalties.

        3. REVERSIONARY RIGHT. (a) Should the Company, or successors in its interest in the NR Ownership Rights (the "Rights Holder"), fail to make the payments provided for in Section 2, and shall fail to remedy such arrearage within 60 days, then, upon Troy's and/or ETroy's election and notification to the Rights Holder of such election, the NR Ownership Rights shall revert to Troy (the "Reversion"). Any such Reversion of the NR Ownership Rights shall be subject to the perpetual, worldwide, non-exclusive right and! license of the Rights Holder (and its successors and assigns) to manufacture, market, distribute, sell and otherwise exploit (including through third party sublicensees and contractors) NR-1222, all other products under the Patent and all products that may be directly or indirectly derivative of NR-1222 and/or the Patent (the "Reversion License") provided that: (i) any arrearage in the royalty payments due under Section 2 shall have been paid; and (ii) the Rights Holder shall continue to pay the per ounce (but not the minimum) royalty payments due under Section 2 in respect of all future sales by it (or through its rights).

        (b) In the event of such Reversion of the NR Ownership Rights under the foregoing Section 3(a): (i) the Rights Holder shall execute and deliver to Troy an assignment of the Patent in a form acceptable for recordation in the United States Patent and Trademark Office; (ii) the Rights Holder shall execute and deliver such other agreements, instruments or other documents as shall be reasonably requested by Troy in order to further or better evidence and effect the Reversion; and (iii) Troy shall execute and deliver such agreements, instruments or other documents as shall be reasonably requested by the Rights Holder in order to further or better evidence and effect the Reversion License.

        4. REPRESENTATIONS AND WARRANTIES OF TROY AND ETROY. Troy and ETroy, jointly and severally, hereby represent and warrant to the Company as follows, and acknowledge and confirm that the Company is relying upon such representations and warranties in connection with its execution, delivery and performance of this Agreement, notwithstanding any investigation made by the Company or on its behalf:

        (a) Troy is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Troy has the full corporate power and authority to own, lease and operate its properties and assets, and to carry on businesses as presently conducted;

        (b) Neither the execution and delivery by Troy of this Agreement, the Patent Assignment or any of the other agreements, instruments, certificates or other documents executed and delivered by Troy in connection with this Agreement (collectively, the "Troy Documents"), nor the performance by Troy of its obligation hereunder or thereunder, require any governmental authority or private party consent waiver, approval, authorization or exemption (collectively, "Consents") or the giving of notice ("Notice") applicable to Troy (as opposed to the Company) except for such Consents and Notices that have been duly obtained (in the case of Consents) or give (in the case of Notices) and are unconditional and in full force and effect. This Agreement has been, and from and after the Closing each other Troy Document will be, duly authorized, executed and delivered by Troy and constitutes the legal, valid and binding obligations of Troy, enforceable against Troy in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of creditors' rights. The execution and delivery by Troy of this Agreement and each Troy Document, and the performance by Troy of its obligations hereunder and thereunder, does not and will not contravene, conflict or be inconsistent with, result in a breach, constitute a violation of or default under, or require or result in any right of acceleration or create or impose any lien under: (x) Troy's certificate or articles of incorporation or by-laws, each as amended and in effect on the date hereof; (y) any laws applicable or relating to Troy or any of the businesses or assets of Troy; or (z) any contract, agreement or instrument to which Troy is a party or by which it is bound; and

        (c) INTELLECTUAL PROPERTY RIGHTS. Troy owns all the Intellectual Property Rights, free and clear of all liens, except for the Patent Claims. The are no pending or threatened claims (x) against Troy or ETroy by any person or entity claiming any adverse right of ownership or use of any of the Intellectual Property Rights (other than the Patent Claims), or (y) that Troy or ETroy is infringing any rights in or to the intellectual property of any other person or entity; and, no valid basis for any such claim exists. Troy is the sole and exclusive owner of the NR Ownership Rights and all Ancillary Rights and Assets (as hereinafter defined), free and clear of all Liens (other than the Patent Claims and the Existing License). For purposes of this Agreement, the term "Ancillary Rights and Assets" means any and all (i) Intellectual Property Rights associated with the marketing or other use of any NR Products, (ii) inventory and work-in-process of NR Products and (iii) packaging materials, descriptive materials, advertising copy and sales literature and other similar items relating to any NR Products.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Troy and ETroy as follows, and acknowledges and confirms that Troy and ETroy are relying upon such representations and warranties in connection with their execution, delivery and performance of this Agreement notwithstanding any investigation made by any of Troy or ETroy or on behalf of any of them:

        a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the full corporate power and authority to own, lease and operate its properties and assets, and to carry on its businesses as presently conducted.

        b. Neither the execution and delivery by the Company of this Agreement or any of the other agreements, instruments, certificates or other documents executed and delivered by the Company in connection with this Agreement (collectively, the "Company Documents"), nor the performance by the Company of its obligations hereunder or thereunder, require any Consent or the giving of any Notice applicable to the Company (as opposed to Troy and ETROY) except for such Consents and Notices that have been duly obtained (in the case of Consents) or given (in the case of Notices) and are unconditional and in full force and effect. This Agreement has been, and from and after the Closing each other Company Document will be, duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of creditors' rights. The execution and delivery by the Company of this Agreement and each Company Documents and the performance by the Company of its obligations hereunder and thereunder, does not and will not contravene, conflict or be inconsistent with, result in a breach of, constitute a violation of or default under, or require or result in any right of acceleration or create or impose any lien under:
                (x) the Company's certificate or articles of incorporation or by-laws, each as amended and in effect on the date hereof; (y) any laws applicable or relating to the Company or any of the businesses or assets of the Company; or (z) any contract, agreement or instrument to which the Company is a party or by which it is bound.

        6. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M., local time, at such place and on such date mutually agreed upon by the Company and Troy (the "Closing Date").

        7. INDEMNIFICATION. From and after the Closing Date, Troy shall indemnify the

Company and its directors, officers, employees and agents (collectively, Company's Indemnified Persons"), against, and hold the Company's Indemnified Persons harmless from, any and all losses, claims, liabilities, damages, judgments, payments, costs and expenses directly or indirectly incurred, suffered, sustained or required to be paid, or sought to be imposed upon, any of the Company's Indemnified Persons resulting from, relating to or arising put of any breach of the representations and warranties of Troy or ETroy set forth in
Section 4(c) hereof. If any amount is due to any of the Company's Indemnified Persons under this Section 7, then the Company shall have the right to set its royalty payment obligations to Troy against such amount due to any of the Company's Indemnified Persons.

        8. RECORDS AND INSPECTION. The Company agrees during the term of this Agreement to keep full and accurate records for Troy and ETroy showing all sales of topical analgesic containing shark oil, garlic oil, almond oil and soybean oil, the use which is covered by a claim of U.S. Patent No. 5,032,400, and/or such other information as provides the basis for the calculation of the royalties hereunder and the reporting thereon. Such records shall be maintained for a period of three (3) years after each royalty payment or, in the event of a dispute between the parties, until such disputes resolved, whichever occurs later. These records shall be open to inspection by Troy's or ETroy's representative or certified public accountant, not reasonably objectionable to the Company, during reasonable business hours, not more than once each calendar year, for the purpose of verifying the amount of royalty payments paid hereunder. Troy and/or ETroy shall be responsible for its own costs and expenses in connection with a such verification, except that the Company shall reimburse Troy and/or ETroy for all such costs and expenses in connection with such verification which determines that the Company's actual payments with respect to two out of any four consecutive quarters were less than the amounts payable according to the verification by an amount to equals or exceeds ten percent (10%) of the amounts payable according to the verification for such quarter.

        9. ENTIRE AGREEMENT. This Agreement, which includes the Exhibit hereto, and the other Troy Documents and Company Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes all prior agreements, arrangements and understandings with respect thereto.

        10. NOTICES. Any notice or other communication which is required or permitted Thereunder or under any other Troy Document or Company Document shall be in writing and shall be deemed to have been delivered and received (x) on the day of (or, if not a business day, the first business day after) its having been personally delivered or telecopied to the following address or telecopy number,
(y) on the first business day after its having been sent by overnight delivery service to the following address, or (z) if sent by regular, air, registered or certified mail, when actually received at the following address:

         If to the Company:

                  [c/o]    MikeCo, Inc.
                           7710 Maltlage Drive
                           Liverpool, New York 13090

                           ATTENTION:     __________________
                           Telecopier No. _________________
                           Telephone No.  _________________

         with a copy to:
                           Mackenzie Smith Lewis Michell & Hughes, LLP
                           600 OnBank Building
                           P.O. Box 4967
                           Syracuse, NY 13221-4967
                           ATTENTION:     Edward J. Moses, Esq.
                           Telecopier No. (315) 474-6409
                           Telephone No.  (315) 474-7571

         If to Troy or ETroy:

                  [c/o]    Troy Laboratories, Inc.
                           7710 Maltlage Drive
                           Liverpool, New York 13090
                           ATTENTION:     ___________________
                           Telecopier No. _______________
                           Telephone No.  _______________

         with a copy to:

                  Mackenzie Smith Lewis Michell & Hughes, LLP
                  600 OnBank Building
                  P.O. Box 4967
                  Syracuse, NY 13221-4967
                  ATTENTION:      Edward J. Moses, Esq.
                  Telecopier No. (315) 474-6409
                  Telephone No.  (315) 474-7571

        Any party may by notice change the address or telecopier number to which notices or other communications to it are to be delivered, telecopied or sent.

        11. GOVERNING LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof). Any claim, action, suit or other proceeding initiated by the Company against Troy or ETroy or by Troy or ETroy against the Company in connection with this Agreement may be asserted, brought, prosecuted and maintained in any federal or state court in the State of New York, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof, and each of the parties hereto hereby irrevocably (i) submits to the jurisdiction of such courts, (ii) waives any and all rights to object to the laying of venue in any such court, (iii) waives any and all rights to claim that any such court may be an inconvenient forum, and
(iv) agrees that service of process on it, him or her in any such action, suit or proceeding may be effected by the means by which notices may be given to it under this Agreement.

        12. ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other parties, except that all of the Company's right, title and interest in this Agreement may be assigned to (i) any direct or indirect successor to the business of the Company or (ii) any purchaser of all or substantially all the assets or capital stock of the Company, which successor or purchaser ("Assignee") shall thereafter be deemed substituted for the Company as the party hereto, MUTATIS MUTANDIS, effective upon such assignment. In the case of the assignments contemplated in clauses (i) and (ii) hereof, the Assignee shall assume (and the Company shall cause the Assignee to assume) all of the obligations of the Company hereunder. This Agreement shall inure to the benefit of and be binding upon the parties, and their respective successors and permitted assigns.

        13. LICENSING. In the case of any licensing or sub-licensing of the Company's rights hereunder, the Company shall cause such licensee or sub-licensee to take such license or sub-license subject to the obligations of the Company under this Agreement

        14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                           MIKECO, INC.


                           By:
                               --------------------------------
                               Name:
                               Title:


                           TROY LABORATORIES, INC.


                           By:
                               --------------------------------
                               Name:
                               Title:



                           ------------------------------------
                           H. Edward Troy